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                                                  OMB Number           3235-0104
                                                  Expires:   September  30, 1998
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Mees Pierson ICS Limited
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   (Last)               (First)                 (Middle)


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                                    (Street)
   Camomile Court, 23 Camomile Street,
   London EC3A 7PP, United Kingdom
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


   July 15, 1998
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   American Digital Communications, Inc.; ticker symbol is "ADCM"
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing
    (Check Applicable Line)

  [ X ] Form filed by One Reporting Person
  [   ] Form filed by More than One Reporting Person
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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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


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   Common Stock, par value                   4,230,906                   I             The shares are presently registered in the
   $.001 per share                                                                     names of Midland International Corporation
                                                                                       ("Midland") (4,030,906 shares) and Simmonds
                                                                                       Capital Limited ("Simmonds")(200,000 shares).
                                                                                       All ownerships rights in and title to the
                                                                                       shares were pledged to Mees Pierson ICS
                                                                                       Limited ("Mees Pierson") pursuant to a
                                                                                       Debenture dated as of April 1, 1997, as
                                                                                       amended. Midland and Simmonds are in default
                                                                                       under the Debenture and Mees Pierson is
                                                                                       enforcing its security interest in the
                                                                                       pledged shares.
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instructions 5(b)(v).



                                     (over)
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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      7. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

   Non Applicable
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
Explanation of Responses:




/s/ Philippe Crichton                                     September 25th, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
    Philippe Crichton,
    Credit Manager
      on behalf of Mees
      Pierson ICS Limited

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number



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